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                                                                     Exhibit 3.4



                             CERTIFICATE OF INCORPORATION

                                          OF

                            CHILES OFFSHORE FINANCE CORP.


     THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

     FIRST: The name of the Corporation is Chiles Offshore Finance Corp. (the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

     FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 3,000, all of which shares shall be Common Stock having a par value of $0.01 per share.

     FIFTH: The name and mailing address of the incorporator are Shelton M. Vaughan, Weil, Gotshal & Manges LLP, 700 Louisiana, Suite 1600, Houston, Texas 77002.

     SIXTH: Upon filing this Certificate of Incorporation, the names and mailing addresses of the persons who are to serve as the directors of the Corporation until the first annual meeting of stockholders or until their respective successors are elected and qualify are as follows:

     NAME                     MAILING ADDRESS
     ----                     ---------------
     Charles Fabrikant        1370 Avenue of the Americas
                              25th Floor
                              New York, New York 10019

     Randall Blank            1370 Avenue of the Americas
                              25th Floor
                              New York, New York 10019


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     Timothy J. McKeand       11200 Westheimer, Suite 850
                              Houston, Texas 77042

     Dick H. Fagerstal        1370 Avenue of the Americas
                              25th Floor
                              New York, New York 10019

     William E. Chiles        11200 Westheimer, Suite 410
                              Houston, Texas 77042

     Robert Pierot, Jr.       29 Broadway, Suite 1825
                              New York, New York 10006

     Jonathan B. Fairbanks    2000 West Loop South, Suite 2110
                              Houston, Texas 77027

     SEVENTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

     EIGHTH:   (a) A director of the Corporation shall not be personally
liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

               (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person

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is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 17th day of April, 1998.



                              /s/ Shelton M. Vaughan
                              ----------------------
                              Shelton M. Vaughan
                              Sole Incorporator




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